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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 6 to Registration Statement No. 333-173555 on Form S-1 of our report dated April 15, 2011 (December 6, 2011 as to the effects of the reverse stock split described in Note 20) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt regarding the Company's ability to continue as a going concern), relating to the consolidated financial statements of Lucid, Inc. and subsidiary appearing in the Prospectus, which is a part of such Registration Statement.

        We also consent to the reference to us under the heading of "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Rochester, New York
December 13, 2011

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  Exhibit 23.1